CREDIT AGREEMENT

          This CREDIT AGREEMENT is dated as of March 29, 2007 and entered into by and among (i) XLNT VETERINARY CARE, INC., a Delaware corporation (the “Lead Borrower”) and ADLER VETERINARY GROUP, INC., a California corporation, ANIMAL CLINIC OF YUCCA VALLEY, INC., a California corporation, ANIMAL EMERGENCY CLINIC OF THE DESERT, INC., a California corporation, ANIMAL MEDICAL HOSPITAL, INC., a California corporation, BONITA PET HOSPITAL, INC., a California corporation, BRENTWOOD PET CLINIC, INC., a California corporation, ELDORADO ANIMAL HOSPITAL, INC., a California corporation, JERAULD L. WOODRING, INC., a California corporation, LAWRENCE PET HOSPITAL, INC., a California corporation, MCCONNELL & FENTON CORPORATION, a California corporation, RAINBOW HAWK, INC., a California corporation, SAN CARLOS VETERINARY HOSPITAL, INC., a California corporation, SOUTH BAY VETERINARY SPECIALISTS, INC., a California corporation, SOUTH COUNTY EMERGENCY ANIMAL CLINIC, INC., a California corporation, STANFORD PET CLINIC, INC., a California corporation, TARVIN & LENEHAN, INC., a California corporation, VETS & PETS, INCORPORATED, a California corporation, YUBA-SUTTER VETERINARY HOSPITAL, INC., a California corporation, CALIFORNIA ANIMAL HOSPITAL VETERINARY SPECIALTY GROUP, INC., a California corporation, and VETSURG, INC., a California corporation (jointly and severally, individually and collectively, the “Borrower”) and (ii) FIFTH STREET MEZZANINE PARTNERS II, L.P., a Delaware limited partnership (“Lender”). In consideration of the mutual covenants contained herein and benefits to be derived herefrom Borrower and Lender hereby agree as follows (all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto):

SECTION 1
AMOUNTS AND TERMS OF LOAN

          1.1 Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower contained herein:

          (a) Term Loan. Lender agrees to lend to Borrower in one draw on the Closing Date, a term loan in the amount of Twelve Million and No/100 Dollars ($12,000,000.00) (the “Loan”). Amounts borrowed under this Agreement and repaid may not be reborrowed.

(b) Unconditional Obligation to Pay. Borrower hereby unconditionally promises to pay to Lender all Obligations as and when due hereunder.

          (c) Note. The Loan shall be evidenced by a certain Term Note in the form executed by Borrower this date (as the same may be amended, restated, supplemented, replaced, or otherwise modified, the “Note”). Neither the original nor a copy of the Note shall be required, however, to establish or prove any Obligation. In the event that the Note is ever lost, mutilated, or destroyed, Borrower shall execute a replacement thereof and deliver such replacement to the Lender upon demand by Lender.

(d) Purpose. The proceeds of the Loan shall be used to solely fund working capital for each Borrower and such other lawful purposes that are not otherwise prohibited by this Agreement.

1.2 Interest and Payment Terms.

          (a) Rate. Interest shall accrue on the outstanding balance of the Loan at a fixed rate of twelve percent (12.0%) per annum and shall be payable monthly in arrears, on the first day of each month (the “Payment Date”). The initial Payment Date hereunder shall be April 1, 2007.

          (b) Calculation of Payments. If any payment on the Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Interest under the Loan shall be calculated on the basis of a 360 day year for the number of days elapsed in each interest period.

          (c) Default Rate. So long as an Event of Default has occurred and is continuing under Section 6.1(a) (“Payment Defaults”) and without notice of any kind, the interest rate applicable to the Loan shall be increased by four percentage points (4%) per annum above the rate of interest otherwise applicable hereunder (“Payment Default Rate”), and all outstanding monetary Obligations shall bear interest at the Payment Default Rate. So long as any other Event of Default has occurred and is continuing and without notice of any kind, the interest rate applicable to the Loan shall be increased by two percentage points (2%) per annum above the rate of interest otherwise applicable hereunder (“Other Default Rate”), and all outstanding monetary Obligations shall bear interest at the Other Default Rate. Interest at the Payment Default Rate or Other Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

          (d) Maximum Lawful Rate. Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final non-appealable order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.2(a) through (c), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount that Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.2(d) a court of competent jurisdiction shall determine by a final, non-appealable order that Lender has received interest hereunder in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 1.7 and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order.

1.3 Fees.

          (a) Funding Fee. Borrower shall pay to Fifth Street Capital LLC a funding fee in the amount of $180,000 in immediately available funds, payable on or before the date hereof, which fee shall be deemed fully earned on the date due, and shall not be credited to any other payment required hereunder.

          (b) Servicing Fees. Borrower shall pay to Fifth Street Capital LLC a Servicing Fee equal to $2,250 per month (the “Servicing Fee”) during the term of the Loan, payable in advance on each Payment Date, which fee shall be deemed fully earned on the date due. In addition to the monthly Servicing Fee, Borrower shall pay to Fifth Street Capital LLC an initial Servicing Fee of $2,250 on the Closing Date.

(c) Prepayment.

                    (i) Borrower may not voluntarily prepay any amounts outstanding on the Loan on or before March 31, 2008 (the “Lock-Out Period”). Lender shall not be required to accept any such prepayment amounts made during the Lock-Out Period. If Borrower pays after acceleration or prepays all or any portion of the Loan, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations as permitted hereby, at any time prior to March 31, 2009, Borrower shall pay to Lender, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder, an amount equal to the Applicable Percentage (as defined below) multiplied by the sum of the portion of the principal amount of the Loan paid after acceleration or prepaid. As used herein, the term “Applicable Percentage” shall mean two percent (2.0%) of the amount prepaid. Borrower acknowledges that Lender shall suffer damages on account of the early payment of the Loan and that the Applicable Percentage is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from prepayment. Notwithstanding the foregoing but subject to the following sentence, Borrower may prepay, in whole or in part, without premium or fee, any amounts outstanding under Loan from and after April 1, 2009. No voluntary prepayment hereunder shall be (a) in an amount less than $100,000.00 and/or (b) made upon less than twenty (20) days prior written notice.

          (d) Expenses and Attorneys’ Fees. Borrower agrees to promptly pay all fees, charges, costs and expenses (including reasonable attorneys’ fees and expenses incurred by Lender in connection with any matters contemplated by or arising out of the Loan Documents), in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, subordination or intercreditor agreements, consents and waivers. Borrower agrees to promptly pay reasonable documentation charges assessed by Lender for amendments, modifications, subordination or intercreditor agreements, waivers, consents and any of the documentation prepared by Lender’s attorneys. Borrower agrees to promptly pay all fees, charges, costs and expenses (including reasonable fees, charges, costs and expenses of attorneys, auditors (whether internal or external), appraisers, consultants and advisors incurred by Lender in connection with any Event of Default, work-out in respect of the Loan or action by Lender to enforce any Loan Document or to collect any payments due from Borrower hereunder. All fees, charges, costs and expenses for which Borrower is responsible under this Agreement shall be deemed part of the Obligations when incurred, payable upon demand and secured by the Collateral.

          1.4 Payments. All payments by Borrower of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in Dollars and in same day funds and delivered to Lender by wire transfer to the account of Lender specified on the signature page hereof or such other place as Lender may from time to time designate in writing to Borrower. Borrower shall receive credit on the day of receipt for funds received by the applicable Lender by 12:00 noon (New York Time). In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

          1.5 Maturity. In all events, and under all circumstances, unless sooner paid, all Obligations shall be immediately due and payable in full on the Maturity Date. Borrower shall have, however, a one time opportunity to extend the Maturity Date for an additional one (1) year period if the following conditions precedent are met:

(a) Borrower makes a written request to Lender for such extension on or before December 1, 2009;

(b) The payment to Lender of an earned upon receipt, non-refundable extension fee in the amount of $100,000;

(c) No Default or Event of Default has occurred and is continuing at any time from the date Borrower has requested such extension through the first day of the requested extension period; and

(d) All representations and warranties in the Loan Documents shall continue to be true and correct in all material respects through the first day of the requested extension period; or Borrower shall have disclosed any material changes in matters covered by such representations and warranties and Lender shall have approved such changes in its sole and absolute discretion.

          1.6 Continuing Liens. Until the Termination Date, Lender shall retain the security interests in the Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to it under the Loan Documents and applicable laws.

          1.7 Application and Allocation of Payments. So long as no Default or Event of Default has occurred and is continuing, (i) payments made to the Lender shall be applied, first, to Fees and reimbursable expenses of Lender then due and payable pursuant to any of the Loan Documents; (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; and (iii) payments made when a Default or Event of Default has occurred and is continuing shall be applied in accordance with Section 6.4. Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrower as Lender may deem advisable, notwithstanding any previous entry by Lender in the Loan Account or any other books and records.

          1.8 Loan Account. Lender shall maintain a loan account (the “Loan Account”) on its books to record: all credit extensions, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loan or any other Obligations. All entries in the Loan Account shall be made in accordance with Lender’s customary accounting practices as in effect from time to time. The balances in the Loan Account, as recorded on Lender’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Lender by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations. Lender shall render to Borrower a monthly accounting of transactions with respect to the Loan setting forth the balances of the Loan Account for the immediately preceding month. Unless Borrower notifies Lender in writing of any objection to any such accounting (specifically describing the basis for such objection), within forty-five (45) days after the date thereof, each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive on Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, Lender may elect (which election may be revoked) to dispense with the issuance of the Note to Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

          1.9 Taxes.

          (a) No Deductions. Any and all payments or reimbursements made hereunder or under any Note by Borrower shall be made free and clear of and without deduction for any and all Charges, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding such taxes to the extent imposed on Lender’s net income by the jurisdiction in which

Lender is organized. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made.

          (b) Changes in Tax Laws. In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive from any Governmental Authority or in the interpretation or application thereof by any Governmental Authority, (2) any new law, regulation, treaty or directive from any Governmental Authority enacted or any new interpretation or application thereof, or (3) compliance by Lender with any directive (whether or not having the force of law) from any Governmental Authority made or issued after the Closing Date:

                    (i) does or shall subject Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or the Loan made hereunder, or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes or franchise taxes imposed generally by federal, state or local taxing authorities with respect to interest or commitment Fees or other Fees payable hereunder or changes in the rate of tax on the overall net income of Lender); or

                    (ii) does or shall impose on Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein (except for net income taxes or franchise taxes imposed generally by federal, state or local taxing authorities with respect to interest or commitment Fees or other Fees payable hereunder or changes in the rate of tax on the overall net income of Lender);

and the result of any of the foregoing is to increase the cost to Lender of making or continuing the Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender, upon its demand, any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount receivable, determined by Lender with respect to this Agreement or the other Loan Documents. If Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Borrower of the event by reason of which Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. Notwithstanding the foregoing, Borrower may, at its option, prepay the Loan in full without premium or penalty in lieu of paying such additional amounts.

1.10 Joint and Several Liability; Waivers.

          (a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Loan and the other Obligations hereunder. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each Borrower under the provisions of this Section constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower.

          (b) The provisions of this Section are made for the benefit of Lender and its successors and assigns, and may be enforced by Lender from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of the Lender or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section shall remain in effect until all of the Obligations shall have been paid in full and this Agreement has terminated.

          (c) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any Collateral until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against the other Borrower with respect to any payments to Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to the other Borrower therefor. Each Borrower hereby waives and relinquishes any and all suretyship defenses and all rights and remedies accorded by applicable law to sureties or guarantors.

          (d) Each Borrower hereby designates the Lead Borrower as that Borrower’s agent to obtain the Loan hereunder, the proceeds of which shall be available to each Borrower for those uses as those set forth in Section 1.1(d). As the disclosed principal for its agent, each Borrower shall be obligated to Lender on account of the Loan so made hereunder as if made directly by Lenders to that Borrower, notwithstanding the manner by which the Loan is recorded on the books and records of Lead Borrower and of any Borrower. Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of all other Borrowers as if the Borrower so assuming were each other Borrower.

SECTION 2
AFFIRMATIVE COVENANTS

          Borrower agrees that from and after the date hereof and until the Termination Date:

          2.1 Payment and Performance of Obligations. Borrower shall pay each payment Obligation when due (or when demanded, if payable on demand) and shall promptly, punctually, and faithfully perform each other Obligation.

          2.2 Perfection Certificate.

          (a) Borrower hereby affirms all of the disclosures and other matters set forth in the Perfection Certificate and acknowledges and agrees that the Perfection Certificate has been relied upon by Lender, shall be for the benefit of Lender and is incorporated into this Agreement by reference.

(b) The Collateral, and the books, records, and papers of Borrower pertaining thereto, shall be kept and maintained solely at those locations which are listed on the Perfection Certificate.

          2.3 Compliance With Laws and Contractual Obligations. Borrower will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or any of its Subsidiaries is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of Borrower or any of its Subsidiaries, other than, with respect to the foregoing clauses (i) and (ii), those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by Borrower or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Section shall not preclude Borrower or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP. Borrower represents and warrants that it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority and the obligations, conditions and covenants contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above.

          2.4 Maintenance of Properties; Insurance. Borrower will maintain or cause to be maintained in good working order and condition (ordinary wear and tear excepted) all properties used in and material to the business of Borrower and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts reasonably acceptable to Lender and will deliver evidence thereof to Lender. Borrower will maintain business interruption insurance in amounts reasonably required by Lender from time to time. Borrower shall cause Lender, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Lender, to be named as lender’s loss payee in the case of casualty insurance, additional insured in the case of all liability insurance and assignee in the case of all business interruption insurance, in each case for the benefit of Lender. Borrower represents and warrants that it and each of its Subsidiaries currently maintains all material properties as set forth above and maintains all insurance described above. In the event Borrower fails to provide Lender with evidence of the insurance coverage required by this Agreement and such failure continues for ten (10) days after Lender’s request therefor, Lender may purchase insurance at Borrower’s expense to protect Lender’s interests in the Collateral. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Lender may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest and other Charges imposed by Lender in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

          2.5 Inspection; Lender Meeting. Subject to the next sentence of this Section 2.5, upon reasonable notice, Borrower shall permit any authorized representatives of Lender to visit, audit, appraise and inspect the Collateral and Borrower’s and its Subsidiaries’ financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested; provided that while any Event of Default has occurred and is continuing no notice to Borrower shall be required. Any such visits, audits, collateral audits, appraisals and inspections shall be at

Borrower’s sole cost and expense; provided, however, so long as no Default or Event of Default has occurred and is continuing, the aggregate cost to Borrower of any such visits (exclusive of any collateral audits or appraisals) shall not exceed Five Thousand Dollars ($5,000.00) per calendar year, with such amount prorated for calendar year 2007. Without in any way limiting the foregoing, Borrower will participate and will cause its key management personnel and those of its Subsidiaries to participate in a meeting with Lender at least once during each year, which meeting shall be held at such time and such place as may be reasonably requested by Lender.

          2.6 Organizational Existence. Borrower will and will cause its Subsidiaries to at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business.

          2.7 Environmental Matters. Borrower shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance in all material respects with all Environmental Laws and Environmental Permits; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Lender promptly after Borrower or any Person within its control becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate; and (d) promptly forward to Lender a copy of any order, notice, request for information or any communication or report received by Borrower or any Person within its control in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Lender at any time has a reasonable basis to believe that there may be a violation, in any material respect, of any Environmental Laws or Environmental Permits by Borrower or any Person under its control or any material Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, then Borrower and its Subsidiaries shall, upon Lender’s written request cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense, as Lender may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Lender and shall be in form and substance reasonably acceptable to Lender.

          2.8 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. Borrower shall obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from each lessor of leased property, mortgagee of owned property or bailee with respect to any warehouse or other location where at least 10% or more of the Collateral (based upon book values) is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Lender. After the Closing Date, no real property or warehouse space shall be leased by Borrower or any Subsidiary, other than leases in effect as of the Closing Date, and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of Lender or, unless and until a satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Borrower shall and shall cause its Subsidiaries to timely and fully pay and perform their obligations under all leases and other agreements with respect to each leased location or public warehouse where such material portion of the Collateral is or may be located.

          2.9 Meetings; Board Observer Rights.

(a) Borrower will hold meetings of its board of directors on an as-needed basis, but not less frequently than once per Fiscal Quarter.

          (b) Borrower will permit Lender to elect to have one representative present (whether in person or by telephone) in an observer capacity at all meetings of Borrower’s board of directors, exclusive of any executive sessions and of board committee meetings. Borrower shall send to such observer representative all of the notices, information and other materials that are distributed to the directors of Borrower (excluding any materials that may be subject to attorney-client or other privileges which could be compromised if such materials were disclosed to such observer representative) and shall provide such observer representative with a notice and agenda of each meeting of the board of directors of Borrower all at the same time and in the same manner as such notices, agenda, information and other materials are provided to the members of Borrower’s board of directors. Such Lender representative shall have only the board observation rights specifically described herein and shall not have the right to compensation or the right to vote. Borrower shall reimburse Lender for the reasonable travel expenses incurred by such Lender in attending the meetings of the board of directors.

          2.10 Further Assurances. Borrower shall, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Lender at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

SECTION 3
NEGATIVE COVENANTS

          Borrower agrees that from and after the date hereof until the Termination Date unless otherwise agreed to by the Lender:

          3.1 Indebtedness. Borrower shall not and shall not cause or permit its Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than:

(a) the Indebtedness under this Agreement,

(b) the Indebtedness under the Permitted Mezzanine Debt,

(c) Indebtedness pursuant to a Contingent Obligation permitted under Section 3.4,

(d) permitted Indebtedness as set forth on Schedule 3.1,

(e) purchase money Indebtedness (which may take the form of capitalized leases) in an amount up to the maximum aggregate amount of Capital Expenditures permitted under Section 4.4),

(f) unsecured Subordinated Debt;

(g) Seller Debt,

(h) Mortgage Debt, and

(i) other unsecured Indebtedness up to a maximum outstanding at any time of $200,000.00.

          3.2 Liens and Related Matters.

          (a) No Liens. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of Borrower’s or such Subsidiary’s property or assets, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances (including, without limitation, those Liens constituting Permitted Encumbrances existing on the date hereof and renewals and extensions thereof, as set forth on Schedule 3.2), and Liens securing purchase money Indebtedness and Mortgage Debt permitted under Section 3.1 (subject to limits outlined therein).

          (b) No Negative Pledges. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien in favor of Lender upon its properties or assets, whether now owned or hereafter acquired.

          (c) No Restrictions on Subsidiary Distributions to Borrower. Except as provided herein, Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by Borrower or any other Subsidiary; (2) pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary.

          3.3 Investments. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly make or own any Investment in any Person except:

(a) Borrower and its Subsidiaries may make and own Investments in cash or cash equivalents acceptable to Lender subject to control agreements in favor of Lender;

(b) Subject to Section 3.21, Borrower may consummate the New Acquisitions;

          (c) Borrower and its Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $100,000 in the aggregate at any time outstanding; and

          (d) Borrower may also make minority investments in pet care related companies not to exceed $1,000,000 in the aggregate during the term of this Agreement, provided that (i) after such investment the Borrower’s Tangible Net Worth is greater than or equal to Borrower’s Tangible Net Worth prior to such investment, (ii) no Default or Event of Default then exists hereunder, and (iii) Borrower is in pro-forma financial performance covenant compliance taking into account such proposed investment.

          3.4 Contingent Obligations. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

(a) those resulting from endorsement of negotiable instruments for collection in the ordinary course of business; and

(b) those existing on the Closing Date and described in Schedule 3.4.

          3.5 Restricted Payments. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that wholly-owned Subsidiaries of Borrower may make Restricted Payments to Borrower. Notwithstanding the foregoing, Borrower may, prior to the SPAC Merger, make one or more cash redemptions of its Stock in an amount not to exceed $1,500,000 in the aggregate, provided that (i) no Default or Event of Default then exists hereunder, and (ii) Borrower is in proforma financial performance covenant compliance taking into account such redemption.

          3.6 Restriction on Fundamental Changes. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly: (a) amend, modify or waive any term or provision of its organizational documents, including its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement in any manner which changes the number of members of the Board or which negatively affects Lender; (b) enter into any transaction of merger or consolidation; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person, except that, subject to the terms of this Agreement, Borrower may consummate New Acquisitions. Notwithstanding the foregoing, (x) Lead Borrower may merge with a subsidiary of a publicly traded special purpose acquisition company (the “SPAC”) provided that (i) the net proceeds to Borrower of such transaction are at least $20,000,000.00 and (ii) Lead Borrower is the surviving legal entity (the “SPAC Merger”), and (y) Subsidiaries of Lead Borrower may merge or consolidate with each other.

          3.7 Disposal of Assets. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly convey, sell (including, without limitation, enter into sale/leaseback transactions), lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for (i) sales and/or leases of Inventory in good faith to customers for fair value in the ordinary course of business, (ii) dispositions of obsolete Equipment not used or useful in the business, and (iii) sale transactions provided that (A) after such sale transaction the Borrower’s Tangible Net Worth is greater than or equal to Borrower’s Tangible Net Worth prior to such sale; (B) no Default or Event of Default then exists hereunder, and (C) Borrower is in pro-forma financial performance covenant compliance taking into account such proposed disposition.

          3.8 Transactions with Affiliates. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or any other services) with or among Borrower, or any Affiliate of any of them, or with any director, officer or employee of any of them, except (a) as set forth on Schedule 3.8, (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of either Borrower or any of its Subsidiaries and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to any Borrower or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, and (c) payment of reasonable compensation in the ordinary course to officers in accordance with levels determined by the Compensation Committee of Borrower’s board of directors.

          3.9 Conduct of Business. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly engage in any business other than businesses of the type presently conducted by Borrower or any Subsidiary, or reasonably related thereto or otherwise to the pet care industry.

          3.10 Changes Relating to Indebtedness. Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly change or amend the terms of any of its Indebtedness permitted by Section 3.1 if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness or the principal amount thereof; (b) accelerate the dates upon which payments of principal or interest are due on or increase the principal amount of such Indebtedness; (c) make more restrictive any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (d) change the redemption or prepayment provisions of such Indebtedness; (e) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Borrower or Lender; or (g) increase the portion of interest payable in cash with respect to any Indebtedness for which interest is payable by the issuance of payment-in-kind notes or is permitted to accrue. Notwithstanding the foregoing, Borrower may convert any Indebtedness into equity (and make any required call notices in connection therewith), subject to any anti-dilution restrictions or other restrictions in any equity or warrant documents between Borrower and Lender (or its affiliates).

          3.11 Fiscal Year. Borrower shall not change its Fiscal Year or permit any of its Subsidiaries to change their respective fiscal years, except in order to conform to Lead Borrower’s fiscal year.

          3.12 Press Release; Public Offering Materials. Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure, including any prospectus, proxy statement or other materials filed with any Governmental Authority relating to a public offering of the Stock of Borrower, using the name of Lender or its Affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days’ prior notice to Lender and without the prior written consent of Lender, as applicable, unless (and only to the extent that) Borrower or such Affiliate is required to do so under law and then, in any event, Borrower or such Affiliate will consult with Lender, as applicable, before issuing such press release or other public disclosure. Borrower consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement and to the inclusion in the proxy statement/prospectus relating to the SPAC Merger of such information regarding the Lender, this Agreement, the other Loan Documents and the Related Transaction Documents as may be required by applicable law, rule or regulation. Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements; provided that such information shall contain no specific references to Borrower or its Affiliates.

          3.13 Subsidiaries. As of the date hereof, each Subsidiary of any Borrower is a Borrower. Without the prior written consent of Lender, Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly establish, create or acquire any new Subsidiary. Notwithstanding the foregoing, Borrower may create or acquire a new Subsidiary in connection with a New Acquisition, subject to the conditions set forth in Section 3.21.

          3.14 Bank Accounts; Cash Management. On each business day, Borrower and each of its Subsidiaries shall cause all amounts in each of Borrower’s and its Subsidiaries’ bank accounts (other than a minimum operating amount, not to exceed $5,000 per account) to be swept to the Concentration Account. Borrower shall, on or before thirty (30) days from the Closing Date, cause the bank holding the Concentration Account to enter into a tri-party agreement regarding the Concentration Account pursuant to which such bank acknowledges the security interest of Lender in such bank account, agrees to comply with instructions originated by Lender directing disposition of the funds in such bank account without further consent from Borrower, and agrees to subordinate and limit any security interest the bank may have in the bank account on terms satisfactory to Lender (a “Control Agreement”). Other than the bank accounts swept daily in accordance with this Section, Borrower shall not and shall not cause or permit its Subsidiaries to establish any new bank accounts without prior written notice to Lender and unless Lender and the bank at which the account is to be opened have entered into a Control Agreement regarding such bank account.

          3.15 Hazardous Materials. Borrower shall not and shall not cause or permit its Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate or form the basis for any Environmental Liabilities by Borrower or any of its Subsidiaries under, any Environmental Laws or Environmental Permits, or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral.

          3.16 ERISA. Borrower shall not and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

          3.17 Prepayments of Other Indebtedness. Borrower shall not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (i) subject to the terms hereof, the Obligations and (ii) inter-company Indebtedness reflecting amounts owing to Borrower.

          3.18 Changes to Material Contracts. Borrower shall not and shall not cause or permit any of its Subsidiaries to change or amend any material terms of any Material Contract.

          3.19 Guaranties. Borrower shall not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except that Borrower may endorse checks in the ordinary course of its business and enter into guarantees of up to $50,000 in the aggregate at any one time.

          3.20 Organization. Borrower shall not change its jurisdiction of organization; any organizational identification number assigned to Borrower; or Borrower’s federal taxpayer identification number.

          3.21 New Acquisitions. Notwithstanding the restrictions set forth herein with respect to mergers and acquisitions, Lender hereby agrees that Borrower may, from time to time, with prior written notice to Lender, acquire new veterinary clinics or other pet care related businesses consistent with its current business plan and create or acquire new Subsidiaries (each a “New Subsidiary”) in connection therewith (each, a “New Acquisition”) provided that the following conditions are met:

(a) No Default or Event of Default shall be continuing under the Loan Documents;

(b) Borrower shall be in compliance with the financial performance covenants provided in Section 4.3 on a proforma basis taking into account the proposed New Acquisition;

(c) Borrower’s Tangible Net Worth is greater than or equal to Borrower’s Tangible Net Worth prior to such New Acquisition;

          (d) Borrower shall not incur any Indebtedness in connection with such acquisition other than Seller Debt not to exceed thirty-five percent (35%) of the gross purchase price paid by Borrower or its Subsidiary in connection with such New Acquisition; and

          (e) Borrower shall, within sixty (60) days after the consummation of such new Acquisition: (i) cause each New Subsidiaries to guaranty the Obligations (or otherwise join this Agreement as a Borrower) and to grant to Lender a Lien in all personal property of such Person to secure the Obligations, which Lien shall be subject to all Permitted Encumbrances. The documentation for such guaranty, joinder and security shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Lender. The requirements of this subsection (e) shall terminate at such time as Borrower shall have obtained additional equity capital of at least $20,000,000.00 in connection with the SPAC Merger or otherwise.

SECTION 4
FINANCIAL COVENANTS/REPORTING

          Borrower covenants and agrees that from and after the date hereof until the Termination Date, Borrower shall perform and comply with all covenants in this Section 4.

          4.1 Financial Statements and Other Reports. Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that quarterly Financial Statements are not required to have footnote disclosures and are subject to year-end adjustments). Borrower will deliver each of the Financial Statements and other reports described below to Lender, all in form reasonably acceptable to Lender.

          (a) Quarterly Financials. As soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter, Borrower will deliver to Lender electronically in Microsoft Excel format the consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such Fiscal Quarter, and the related consolidated statements of income, profits and losses, stockholders’ equity and cash flow for such quarter and for the period from the later of: (i) the beginning of the then current Fiscal Year of Borrower and (ii) the Closing Date.

          (b) Year-End Financials. As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of Borrower, Borrower will deliver to Lender (1) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries, as at the end of such year, and the related consolidated statements of income, and statement of retained earnings for such Fiscal Year, (2) a report with respect to the consolidated Financial Statements from a firm of Certified Public Accountants selected by Borrower and reasonably acceptable to Lender, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and such report shall be “Unqualified” (as such term is defined in such Statement).

          (c) Accountants’ Reports. Promptly upon receipt thereof, Borrower will deliver to Lender copies of all material reports and “management letters” or similar letters submitted by Borrower’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Borrower and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

          (d) Projections. As soon as available and in any event no later than sixty (60) days after the last day of each of Borrower’s Fiscal Years, Borrower will deliver to Lender Projections of Borrower and its Subsidiaries for the forthcoming one (1) fiscal year, for the forthcoming fiscal year, quarter by quarter.

          (e) Filings and Press Releases. Promptly upon their becoming available, Borrower will deliver copies of (1) all Financial Statements, reports, notices and proxy statements sent or made available by Borrower or any of its Subsidiaries to their Stockholders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission, any Governmental Authority or any private regulatory authority, and (3) all press releases and other statements made available by Borrower or any of its Subsidiaries to the public concerning developments in the business of any such Person.

          (f) Events of Default, Etc. Promptly upon any officer of Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by Borrower or any of its Subsidiaries with respect to any such event or condition and a certificate of Borrower’s chief executive officer specifying the nature and period of existence of such event or condition and what action Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes, or which could reasonably be expected to result in the occurrence of, an Event of Default or Default; or (2) any notice that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 6.1(b).

          (g) Litigation. Promptly upon any officer of Borrower obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the best knowledge of Borrower, after due inquiry, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries (“Litigation”) not previously disclosed by Borrower to Lender, or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting Borrower or any property of Borrower that, in each case under the preceding clauses (1) and (2), could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Lender and provide such other information as may be reasonably available to Borrower to enable Lender and its counsel to evaluate such matter.

          (h) Notice of Corporate and other Changes. Borrower shall provide prompt written notice of (1) any change after the Closing Date in the authorized and issued Stock of Borrower or any Subsidiary of Borrower or any amendment to their articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents; (2) any Subsidiary created or acquired by Borrower or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, and (3) any other event that occurs after the Closing Date which would cause any of the representations and warranties in Section

5 of this Agreement or in any other Loan Document to be untrue or misleading in any material respect. The foregoing notice requirement shall not be construed to constitute consent by the Lender to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

(i) [Intentionally Omitted.]

          (j) Other Debt. Borrower shall provide copies of all certificates (including borrowing base certificates), notices and other information delivered to the lender(s) pursuant to the Permitted Mezzanine Debt contemporaneously with Borrower’s delivery of such items to such lender(s) and Borrower shall also deliver to Lender copies of all notices and other information delivered from the lender(s) pursuant to the Permitted Mezzanine Debt within five (5) Business Days of Borrower’s receipt thereof.

          (k) Other Information. With reasonable promptness, Borrower will deliver such other information and data with respect to itself or any Subsidiary as from time to time may be reasonably requested by Lender.

          (l) Compliance Certificate. As soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter (including the last Fiscal Quarter of Borrower’s Fiscal Year), Borrower will deliver to Lender a fully and properly completed Compliance Certificate (in substantially the same form as Exhibit 4.1)(the “Compliance Certificate”) electronically in Microsoft Excel format, followed by a hard copy signed by Borrower’s chief executive officer or chief financial officer.

          (m) Taxes. Borrower shall provide Lender prompt written notice of (i) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges by Borrower or any of its Subsidiaries and (ii) any agreement by Borrower or any of its Subsidiaries or request directed to Borrower or any of its Subsidiaries to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, that could reasonably be expected to have a Material Adverse Effect.

          4.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in accordance with GAAP as in effect from time to time. Financial Statements and other information furnished to Lender pursuant to Section 4.1 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation subject in the case of any interim Financial Statements to year-end adjustments and the absence of footnotes; provided that no Accounting Change shall affect financial covenants, standards or terms in this Agreement unless such change is required to comply with GAAP; provided further that Borrower shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). All such adjustments described in clause (c) of the definition of the term Accounting

Changes resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made.

          4.3 Financial Covenants and Ratios. Beginning with the Fiscal Quarter ending December 31, 2007 for any quarterly tests, Borrower shall comply with and maintain each of the financial covenants and ratios as set forth on Exhibit 4.3. Borrower’s compliance with the financial covenants and ratios shall be measured in accordance with GAAP and using the information set forth in the Financial Statements provided by Borrower in accordance with Section 4.1. In addition to such quarterly tests, Borrower shall have as of March 31, 2007 cash or cash equivalents (acceptable to Lender) of at least $1,000,000, as determined in accordance with GAAP, and in connection therewith Borrower shall deliver to Lender, on or before May 15, 2007, a satisfactory balance sheet of Borrower evidencing same.

          4.4 Capital Expenditures. Borrower shall not incur or contract to incur Capital Expenditures of more than $5,000,000.00 in the aggregate during any Fiscal Year.

          4.5 Notice to Lender of Certain Events. Borrower shall provide Lender with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

          (a) Any change in Borrower’s chief executive officer or chief financial officer (without regard to the title(s) actually given to the Persons discharging the duties customarily discharged by officers with those titles).

(b) Any material adverse change in the business, operations, or financial affairs of Borrower.

(c) Any intention on the part of Borrower to discharge Borrower’s present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity.

SECTION 5
REPRESENTATIONS AND WARRANTIES

          To induce Lender to enter into the Loan Documents and to make the Loan, Borrower represents, warrants and covenants to Lender that the following statements are, after giving effect to the Related Transactions, will remain true, correct and complete until the Termination Date:

          5.1 Disclosure. No representation or warranty of Borrower contained in this Agreement, the Financial Statements referred to in Section 5.5, the other Related Transactions Documents or any other document, certificate or written statement furnished to Lender by or on behalf of any such Person in connection with the closing of the Loan contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made, it being recognized by Lender that the projections and forecasts provided by Borrower to Lender in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

          5.2 No Material Adverse Effect. Since February 9, 2007 there have been no events or changes in facts or circumstances affecting the business of Borrower which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Disclosure Schedules.

          5.3 No Conflict. The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority applicable to the Borrower, or violate or conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of Borrower or any of its Subsidiaries except if such violations, conflicts, breaches or defaults could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and except as to which applicable consents or waivers have been obtained.

          5.4 Organization, Powers, Capitalization and Good Standing.

          (a) Organization and Powers. Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted, to enter into each Related Transactions Document to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and carry out the Related Transactions.

          (b) Capitalization. As of the Closing Date: (i) the authorized Stock of each of Borrower and each of its Subsidiaries is as set forth on Schedule 5.4(b); (ii) all issued and outstanding Stock of Borrower and each of its Subsidiaries is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens, and such Stock was issued in material compliance with all applicable state, federal and foreign laws concerning the issuance of securities; (iii) the identity of the holders of the Stock of Borrower and each of its Subsidiaries and the percentage of their fully diluted ownership of the Stock of each of Borrower and each of its Subsidiaries is set forth on Schedule 5.4(b); and (iv) no Stock of Borrower or any of its Subsidiaries, other than those described above, is issued and outstanding. Except as provided in Schedule 5.4(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower or any of its Subsidiaries of any Stock of any such entity.

(c) Binding Obligation. This Agreement is, and the other Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of Borrower, each enforceable against Borrower in accordance with its terms, subject to the effect of: (i) the exercise of judicial discretion in accordance with general principles of equity and (ii) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally.

          5.5 Financial Statements and Projections. All Financial Statements concerning Borrower and its Subsidiaries which have been or will hereafter be furnished to Lender pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein or as otherwise set forth on Schedule 5.5) and do or will fairly present in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes, and normal year end adjustments. The Projections delivered on or prior to the Closing Date and the updated Projections delivered pursuant to Section 4.1(d) represent and will represent as of the date thereof the good faith estimate of Borrower and its senior management concerning the most probable course of its business. Notwithstanding the foregoing, Lender and Borrower acknowledge that the Financial Statements delivered prior to the date hereof are Borrower’s internal financial statements, are unaudited, were not prepared in accordance with GAAP, to the extent provided therein, and are subject to management’s review and adjustment for certain items including, without limitation, a non-cash charge for certain options and warrants issued by Borrower and which are required to be expended pursuant to GAAP.

          5.6 Intellectual Property. Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted that is material to the financial condition, business or operations of Borrower and its Subsidiaries and all such Intellectual Property owned by Borrower that is registered or the subject of a pending application is identified on Schedule 5.6. Except as disclosed in Schedule 5.6, to Borrower’s knowledge, the use of such Intellectual Property by Borrower and its Subsidiaries and the conduct of their businesses does not and has not been alleged by any Person in writing to infringe on the rights of any Person.

          5.7 Investigations, Audits, Etc. As of the Closing Date, except as set forth on Schedule 5.7, neither Borrower nor any of its Subsidiaries is the subject of any review or audit by the IRS or any governmental investigation concerning the violation or possible violation of any law.

          5.8 Employee Matters. Except as set forth in Schedule 5.8, neither Borrower nor any of its Subsidiaries nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of Borrower or any of its Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of Borrower or any of its Subsidiaries, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrower after due inquiry, threatened between Borrower or any of its Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of Borrower and each of its Subsidiaries comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters.

          5.9 Solvency. Each of Borrower and its Subsidiaries is Solvent, both before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents.

          5.10 Litigation; Adverse Facts. Except as set forth on Schedule 5.10, there are no judgments outstanding against Borrower or any of its Subsidiaries or affecting any property of Borrower or any of its Subsidiaries, nor is there any Litigation pending, or to the best knowledge of Borrower threatened, against Borrower or any of its Subsidiaries.

          5.11 Margin Regulations; Use of Proceeds.

          (a) No part of the proceeds of the Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. If requested by Lender, Borrower will furnish to Lender and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G 3 or FR Form 0 1, as applicable, referred to in Regulation U.

          (b) Schedule 5.11 contains a description of Borrower’s sources and uses of funds as of the Closing Date, including the loans to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred for particular uses.

          5.12 Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in Schedule 5.12 constitutes all of the real property leased, subleased, or used by Borrower or any of its Subsidiaries. Borrower and each of its Subsidiaries holds valid leasehold interests in all of its leased Real Estate, all as described on Schedule 5.12, and copies of all such leases or a summary of terms thereof reasonably satisfactory to Lender have been delivered to Lender. Borrower and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets (subject to Permitted Encumbrances). Other than Permitted Encumbrances, as of the Closing Date, none of the properties and assets of Borrower or any of its Subsidiaries are subject to any Liens, and there are no facts, circumstances or conditions known to Borrower that are reasonably likely to result in any Liens (including Liens arising under Environmental Laws) against the properties or assets of Borrower or any of its Subsidiaries. Borrower and each of its Subsidiaries has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary, in Borrower’s reasonable opinion, to establish, protect and perfect Borrower’s or such Subsidiary’s right, title and interest in and to all such material properties and assets. As of the Closing Date, no portion of Borrower’s or any of its Subsidiaries’ Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

          5.13 Environmental Matters.

          (a) Except as set forth in Schedule 5.13, as of the Closing Date: (i) to Borrower’s knowledge, the Real Estate is free of contamination from any Hazardous Material; (ii) neither Borrower nor any of its Subsidiaries has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of their Real Estate; (iii) to Borrower’s knowledge, Borrower and its Subsidiaries are and have been in compliance, in all material respects, with all Environmental Laws; (iv) Borrower and its Subsidiaries have obtained, and are in compliance, in all material respects, with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted and all such Environmental Permits remain in full force and effect; (v) neither Borrower nor any of its Subsidiaries is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials; (vi) there is no Litigation to which Borrower is a party or regarding any property owned or leased by Borrower arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material; (vii) no notice has been received by Borrower or any of its Subsidiaries identifying any of them as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of Borrower, there are no facts, circumstances or conditions that are reasonably likely to result in any of Borrower or its Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) Borrower has provided to Lender copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities relating to Borrower or its Subsidiaries.

          (b) Borrower hereby acknowledges and agrees that Lender (i) is not now, and has never been, in control of any of the Real Estate or affairs of Borrower or its Subsidiaries, and (ii) has the capacity through the provisions of the Loan Documents or otherwise to influence Borrower’s or its Subsidiaries’ conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits.

5.14 ERISA.

          (a) Schedule 5.14 lists all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series for each such Plan have been made available to Lender. To the Borrower’s knowledge, nothing has occurred, which would cause the loss of the qualified status of any Qualified Plan. Each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA. Neither Borrower nor any ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither Borrower nor any

ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that is reasonably likely to subject Borrower to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

          (b) Except as set forth in Schedule 5.14: (i) Borrower does not maintain or sponsor any Title IV Plan; (ii) there are no pending, or to the knowledge of Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; and (iii) neither Borrower nor any ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan.

          5.15 Brokers. Except with respect to the engagement of Commonwealth Associates L.P., no broker or finder acting on behalf of Borrower or its Affiliates brought about the obtaining, making or closing of the Loan or the Related Transactions, and neither Borrower nor its Affiliates have any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

          5.16 Deposit and Disbursement Accounts. Schedule 5.16 lists all banks and other financial institutions at which Borrower maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

          5.17 Agreements and Other Documents. As of the Closing Date, Borrower has provided to Lender or its counsel accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Schedule 5.17: supply agreements and purchase agreements not terminable by Borrower within sixty (60) days following written notice issued by Borrower and involving transactions in excess of $10,000 per annum; leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $10,000 per annum; licenses and permits held by Borrower, the absence of which could reasonably be expected to have a Material Adverse Effect; instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of Borrower and any Lien granted by Borrower with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of Borrower.

          5.18 Insurance. Schedule 5.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by Borrower, as well as a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy.

          5.19 ADA Compliance. Except as set forth on Schedule 5.19, Borrower is in material compliance with the Americans with Disabilities Act of 1990 (“ADA”). If at any time any renovations of Borrower’s facilities or modifications of Borrower’s employment practices shall be required to bring them into material compliance with the ADA, Borrower shall notify Lender immediately and Borrower shall submit to Lender its plan to come into compliance, which plan is subject to review and approval of Lender.

          5.20 Patriot Act. Borrower certifies that, to the Borrower’s knowledge, neither Borrower nor any of its Subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. Borrower hereby acknowledges that Lender seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, Borrower hereby represents, warrants and agrees that: (i) none of the cash or property that Borrower or any of its Subsidiaries will pay or will contribute to Lender has been or shall be derived from, or related to, any activity by Borrower or any of its Subsidiaries that is criminal under United States law; and (ii) no contribution or payment by Borrower or any of its Subsidiaries to Lender, to the extent that they are within Borrower’s and/or its Subsidiaries’ control shall cause Lender to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Borrower shall promptly notify Lender if any of these representations ceases to be true and accurate regarding either Borrower or any of its Subsidiaries. Borrower agrees to provide Lender any additional information regarding either Borrower or any of its Subsidiaries that Lender deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. Borrower understands and agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation related to money laundering similar activities, Lender may undertake appropriate actions to ensure compliance with applicable law or regulation. Borrower further understands that Lender may release confidential information about either Borrower and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if Lender, in its sole discretion, determines that it is in the best interests of Lender in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

SECTION 6
DEFAULT, RIGHTS AND REMEDIES

          6.1 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:

          (a) Payment. Failure to pay any installment or other payment of principal of any Loan, any interest on any Loan or any other amount due under this Agreement or any of the other Loan Documents when due; provided, however, during the term of Loan, Borrower may make one (1) regularly scheduled interest payment due hereunder up to three (3) business days past the Payment Date; or

          (b) Default in Other Agreements. (1) The occurrence and continuance of any event of default under the Permitted Mezzanine Debt that results in an acceleration, (2) Borrower or any of its Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loan) or any Contingent Obligations, or (3) breach or default of Borrower or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loan) or any Contingent Obligations, if the effect of such breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an individual principal amount in excess of $250,000 or having an aggregate principal amount in excess of $250,000 to become or be declared due prior to their stated maturity; or

          (c) Breach of Certain Provisions. Failure of Borrower to perform or comply with any term or condition contained in Section 2.4 (Insurance), Section 2.5 (Inspection), Section 3 (Negative Covenants), Section 4.1 (Financial Reports), or Section 4.3 (Financial Covenants/Ratios), Section 4.4 (Capital Expenditures), or Section 4.5 (Notice to Lender); or

          (d) Breach of Warranty. Any representation, warranty, certification or other statement made by Borrower or any Guarantor in any Loan Document or in any certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect (without duplication of materiality qualifiers contained therein) on the date made; or

          (e) Other Defaults Under Loan Documents. Borrower defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 6.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from Lender of such default or (2) the date which Borrower actually knows of such default; or

          (f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court enters a decree or order for relief with respect to Borrower or any Guarantor in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against Borrower or any Guarantor, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of Borrower, for all or a substantial part of the property of Borrower; or

          (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (1) Borrower commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Borrower or any Guarantor makes any assignment for the benefit of creditors; or (3) the Board of Directors of Borrower or any Guarantor adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 6.1(g); or

          (h) Business Failure. Any act by, against, or relating to Borrower, or its property or assets, which act constitutes the determination, by Borrower, to initiate a program of partial or total self liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of Borrower’s property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of Borrower, or the occurrence of any other voluntary or involuntary liquidation for Borrower; the offering by or entering into by Borrower of any composition, extension, or any other arrangement seeking general relief from or extension of a substantial portion of the debts of any Borrower; or the initiation of any judicial or non judicial proceeding or agreement by, against, or including Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of Borrower of the liquidation or winding up of all or any part of any Borrower’s business or operations; or

          (i) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 6.1) involving (1) an amount in any individual case in excess of $250,000 or (2) an amount in the aggregate at any time in excess of $250,000 (in either case to the extent not adequately covered by insurance in Lender’s sole discretion as to which the insurance company has acknowledged coverage) is entered or filed against Borrower or any of its assets and remains, in the case of either (1) or (2) above, undischarged, unvacated, unbonded, or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

          (j) Dissolution. Any order, judgment or decree is entered against Borrower or any Guarantor decreeing the dissolution or split up of Borrower and such order remains undischarged or unstayed for a period in excess of ten (10) days; or

          (k) Solvency. Borrower or any Guarantor ceases to be Solvent, fails to pay its debts as they become due or admits in writing its present or prospective inability to pay its debts as they become due; or

          (l) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or Borrower or any Guarantor denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(m) Change of Control. A Change of Control (other than the merger described in clause (x) of Section 3.6) occurs; or

          (n) Loss of Key Management. Mr. Robert Wallace shall cease to be employed or engaged by Borrower and Borrower shall have failed to employ or engage a replacement approved by Lender within one hundred twenty (120) days; or

(o) Subordinated Indebtedness. The failure of Borrower or any creditor of Borrower or any of its Subsidiaries to comply with the terms of any subordination or intercreditor agreement or any subordination provisions of any note or other document running to the benefit of Lender, or if any such document becomes null and void or any party denies further liability under any such document or provides notice to that effect; or

(p) Loss of Material Contract. Any Material Contract shall be terminated for any reason; or

          (q) Payment to Affiliates. Any payment is made to any Affiliate of Borrower, unless such payment has been pre-approved in writing by Lender or as otherwise expressly permitted in this Agreement, and except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; or

          (r) Uninsured Casualty Loss. The occurrence of any uninsured loss, theft, damage, or destruction of or to any portion of the Collateral, which uninsured loss, theft, damage or destruction could reasonably be expected to have a Material Adverse Effect; or

          (s) Material Adverse Change. The occurrence of any material adverse change, as determined by Lender in good faith, in (a) the business, assets, operations, prospects or financial or other condition of Borrower taken as a whole enterprise, (b) Borrower’s ability to pay the Loan or any of the other Obligations in accordance with the terms of the Agreement and the other Loan Documents, (c) the value of the Collateral or the priority of the Lender’s Liens therein.

(t) Termination of Guaranty. The termination or attempted termination of any Guaranty by any Guarantor.

6.2 Acceleration and other Remedies.

          (a) Upon the occurrence of any Event of Default described in Sections 6.1(f) or 6.1(g), all of the Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower.

          (b) Upon the occurrence and during the continuance of any Event of Default other than described in Sections 6.1(f) or 6.1(g), Lender may, at its option, declare all or any portion of the Loans and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower.

          (c) Upon the occurrence of any Event of Default, Lender may exercise any other remedies which may be available under the Loan Documents or applicable law, including all remedies provided under the Code.

          (d) Except as otherwise provided for in this Agreement or by applicable law, Borrower waives: (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (ii) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal, marshaling and exemption laws.

          6.3 Performance by Lender. If Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Lender may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower after the expiration of any cure or grace periods set forth herein. In such event, Borrower shall, at the request of Lender, promptly pay any amount reasonably expended by Lender in such performance or attempted performance to Lender, together with interest thereon at the Payment Default Rate for Payment Defaults or Other Default Rate for any other Event of Default, from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

          6.4 Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of a Default or Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender from or on behalf of Borrower, and Lender shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Default or Event of Default against the Obligations in such manner as Lender may deem advisable, consistent with the terms hereof, notwithstanding any previous application by Lender and (b) in the absence of a specific determination by Lender with respect thereto, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first to the payment of Fees and expenses pursuant to Section 1.3(d) then due and payable, second, to accrued interest on the Loan (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts), third, to reduce the outstanding principal balance of the Loan; and fourth to any other obligations of Borrower owing to Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

SECTION 7
CONDITIONS TO THE LOAN

          7.1 Conditions to the Loan. Lender shall not be obligated to make the Loan on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Lender, or waived in writing by Lender:

          (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower and Lender; and Lender shall have received such documents, instruments, certificates, agreements and legal opinions as Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including each of the documents, instruments, certificates, agreements and legal opinions set forth on the closing agenda annexed hereto as Exhibit 7.1, all in form and substance reasonably satisfactory to Lender in all respects.

          (b) Approvals. Lender shall have received (i) satisfactory evidence that Borrower has obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions and the operation of Borrower’s business, or (ii) an officer’s certificate in form and substance reasonably satisfactory to Lender affirming that no such consents or approvals are required.

          (c) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.3, and shall have reimbursed Lender, and their respective counsel, for all fees, costs and expenses of closing presented as of the Closing Date in accordance with and to the extent required under Section 1.3(d).

          (d) Capital Structure; Other Indebtedness; Material Contracts; Tax Effect. The capital structure and governing documents of Borrower and the terms and conditions of all Indebtedness and all other material contracts of Borrower and all documentation relating to the structure of the Borrower and the tax effects after giving effect to this Agreement shall be acceptable to Lender in its reasonable discretion.

          (e) Due Diligence. Lender shall have completed its legal due diligence, including, without limitation, legal, contractual, insurance and other reviews, and the results thereof shall have been satisfactory in form and substance to Lender in its sole discretion.

(f) Distribution of Proceeds Statement. Lender shall have received a statement of the planned distribution of proceeds from the Loan.

          (g) Pro Forma Balance Sheet. Lender shall have received a Pro Forma opening balance sheet for Borrower, which shall indicate an opening cash balance of not less than $1,000,000 and otherwise are satisfactory in form and substance to Lender in its sole discretion.

(h) Representations and Warranties. All representations and warranties contained herein shall be true and correct, in all material respects.

(i) No Default. No Default or Event of Default shall exist hereunder.

          (j) No Adverse Change. No event shall have occurred or failed to occur, which occurrence or failure is or could reasonably be expected to have a materially adverse effect upon the Borrower’s financial condition when compared with such financial condition at the date of the most recently delivered financial statements. In addition, no event shall have occurred or failed to occur since February 9, 2007 which materially adversely affects any market, economic or political conditions, as determined by Lender in its sole discretion.

7.2 Condition to Loan. The obligation of Lender to make a Loan on the occasion of a borrowing by Borrower shall be subject to the further conditions precedent that

(a) The conditions in Section 7.1 have been satisfied.

(b) The representations and warranties contained herein are true and correct, in all material respects as of the date of such borrowing.

(c) No Event of Default or Default shall exist hereunder.

SECTION 8
MISCELLANEOUS

          8.1 Indemnities. Borrower agrees to indemnify, defend, pay, and hold Lender, and its officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Related Transactions including all costs, expenses, liabilities, and damages as may be suffered by any Indemnitee in connection with (i) the Collateral; (ii) the occurrence of any Default or Event of Default; or (iii) the exercise of any rights or remedies under any of the Loan Documents (each of claims which may be defended, compromised, settled, or pursued by the Indemnitee with counsel of its selection, but at the expense of Borrower) other than any claim as to which a final determination is made in a judicial proceeding (in which the Indemnitee has had an opportunity to be heard), which determination includes a specific finding that the liability, obligation, loss, damage, penalty, action, judgment, suit, claim, cost and expense was caused by the Indemnitee seeking indemnification and such Indemnitee had acted in a grossly negligent manner, with willful misconduct or in actual bad faith. This indemnification shall survive payment of the Loan and/or any termination, release, or discharge executed by the Lender in favor of the Borrower. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

          8.2 Amendments and Waivers. Except for actions expressly permitted to be taken by Lender as specifically set forth herein, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and Lender.

          8.3 Notices. Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied (with hard copy to follow by U.S. mail), sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if properly transmitted on a Business Day before 4:00 p.m. New York Time; (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

Notices shall be addressed as follows:

If to any Borrower:	XLNT Veterinary Care, Inc.
560 South Winchester Boulevard, Suite 500
San Jose, CA 95128
Attn: Robert Wallace, Chairman & CEO
Fax: (408) 236-7421

With a copy to:	Powell Goldstein LLP
1201 West Peachtree Street, NW, 14th Floor
Atlanta, GA 30309-3488
Attn: Rick Miller
Fax: (404) 572-6999

If to Lender:	c/o Fifth Street Capital, LLC
White Plains Plaza
445 Hamilton Avenue, Suite 1103
White Plains, NY 10601
Attn: General Counsel
Fax: (914) 328-4214

With a copy to:	Rutan & Tucker, LLP
611 Anton Boulevard, Suite 1400
Costa Mesa, CA 92626-1931
Attn: William F. Meehan, Esq.
Fax: (714) 546-9035

          8.4 Obligations Absolute; Failure or Indulgence Not Waiver; Remedies Cumulative. The payment and performance by Borrower of all of the Obligations shall be absolute and unconditional, irrespective of any defense or rights of set-off, recoupment or counterclaim Borrower might otherwise have against the Lender, and Borrower shall pay and perform all of the Obligations, free of any deductions and without abatement, diminution, recoupment, counterclaim or set-off. Until payment in full of all of the Obligations, Borrower shall (a) not suspend or discontinue any payments required pursuant to the Note, this Agreement or any other Loan Document; and (b) perform and observe all of the other terms and provisions of this

Agreement or any other Loan Documents. No failure or delay on the part of Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

          8.5 Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or Lender enforces its Liens or Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

          8.6 Protection of Assets. The Lender, in the Lender’s discretion, and from time to time, may discharge any tax or Lien (other than Permitted Encumbrances) on any of the Collateral or, upon and during the continuance of a Default or Event of Default, take any other action which the Lender may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. The Lender shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Lender has had an opportunity to be heard), from which finding no further appeal is available, that the Lender had acted in actual bad faith or in a grossly negligent manner. The Borrower shall pay to the Lender, on demand, all amounts paid or incurred by the Lender pursuant to this Section.

          8.7 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

          8.8 Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

          8.9 Applicable Law. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

          8.10 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrower, Lender and their respective successors and permitted assigns (including, in the case of Borrower, a debtor-in-possession on behalf of such Borrower), except as otherwise provided herein or therein. Borrower may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower without the prior express written consent of Lender shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrower, or Lender with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

          8.11 No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower by Lender. Borrower agrees that Lender shall have no liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction. Lender shall not have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

          8.12 Construction. Lender and Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Lender and Borrower.

          8.13 Confidentiality. Lender agrees keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrower and not to disclose such information to Persons other than to potential assignees or participants or to Persons employed by or engaged by Lender, Lender’s limited partners, or Lender’s assignees or participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services. The confidentiality provisions contained in this Section shall not apply to disclosures (i) required to be made by Lender to any regulatory or governmental agency or pursuant to legal process, (ii) consisting of general portfolio information that does not identify Borrower or (iii) to the extent reasonably required in connection with a Securitization Transaction, provided, however, that information reasonably required in connection with a Securitization Transaction shall not be made publicly-available except to the extent (x) Lender provides Borrower with reasonable prior notice and (y) Borrower specifically provides such information for use in a Securitization Transaction at the request of Lender, which information, upon the making of a reasonable request therefor, shall be promptly provided and not unreasonably withheld. If Borrower fails to respond to a request from Lender under subsection (iii)(y) above within ten (10) days after receipt of such request, then Lender shall be entitled to use the applicable information to the extent reasonably required in connection with the Securitization Transaction that gave rise to Lender’s request. The obligations of Lender under this Section shall supersede and replace the obligations of Lender under any confidentiality agreement in respect of this financing executed and delivered by Lender prior to the date hereof. Notwithstanding the foregoing, Lender may use the name of the Borrower and its logo and other Trademarks in connection with Lender’s marketing materials and may identify Borrower as a portfolio company of Lender.

          8.14 CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. IN ANY LITIGATION, TRIAL, ARBITRATION OR OTHER DISPUTE RESOLUTION PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF BORROWER SHALL BE DEEMED TO BE EMPLOYEES OR MANAGING AGENTS OF BORROWER FOR PURPOSES OF ALL APPLICABLE LAW OR COURT RULES REGARDING THE PRODUCTION OF WITNESSES BY NOTICE FOR TESTIMONY (WHETHER IN A DEPOSITION, AT TRIAL OR OTHERWISE). BORROWER AGREES THAT LENDER’S COUNSEL IN ANY SUCH DISPUTE RESOLUTION PROCEEDING MAY EXAMINE ANY OF THESE INDIVIDUALS AS IF UNDER CROSS-EXAMINATION AND THAT ANY DISCOVERY DEPOSITION OF ANY OF THEM MAY BE USED IN THAT PROCEEDING AS IF IT WERE AN EVIDENCE DEPOSITION.

          8.15 WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER AND LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

          8.16 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loan and the execution and delivery of the Note. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 1.3, 1.7 and 8.1 shall survive the repayment of the Obligations and the termination of this Agreement.

          8.17 Entire Agreement. This Agreement, the Note and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

          8.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

          8.19 Delivery of Termination Statement. Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), and a release of all claims against Lender, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder, Lender shall deliver to Borrower termination statements and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations, all at the expense of Borrower.

          8.20 Participation. Borrower acknowledges that Lender may, at its option, sell participation interests in, or assign all of its interest in, the Loan, provided that if no Event of Default then exists, Borrower shall have the right to consent to such sale or participation. Borrower agrees with each present and future participant or owner of the Loan that if an Event of Default should occur, each present and future participant or owner shall have all of the rights and remedies of Lender with respect to any deposit due from any participant to the Borrower. The execution by a participant of a participation agreement with Lender, and the execution by the Borrower of this Agreement, regardless of the order of execution, shall evidence an agreement between Borrower and said participant in accordance with the terms of this Section.

          8.21 Protection of Collateral. Lender has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Lender or otherwise required by applicable law.

          8.22 Additional Waivers.

          (a) Borrower (and all guarantors, endorsers, and sureties of the Obligations) make each of the waivers included in Section (b), below, knowingly, voluntarily, and intentionally, and understands that Lender, in establishing the loans and other financial accommodations to or for the account of Borrower as provided herein, whether not or in the future, is relying on such waivers.

(b) EACH BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

(i) Except as otherwise specifically required hereby, notice of non payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Obligations and the Collateral.

(ii) Except as otherwise specifically required hereby or applicable law, the right to notice and/or hearing prior to the Lender’s exercising of the Lender’s rights upon default.

                    (iii) Any defense, counterclaim, set off, recoupment, or other basis on which the amount of any Obligations, as stated on the books and records of the Lender, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Obligation.

(iv) Any claim to consequential, special, or punitive damages.

          8.23 Severance of Loan. Lender shall have the right, at any time and at Lender’s expense, to (a) cause each Note and the Security Agreement to be severed and/or split into two or more separate notes and security agreements so as to evidence one or more loans, (b) create one or more notes secured by the Security Agreement, (c) create multiple components of the Note (and allocate or re-allocate the outstanding principal amount of the Loan among such components) or (d) otherwise sever the Loan into two or more loans secured by the Security Agreement (a “Bifurcation”); provided, however, that in each such case (i) the outstanding principal amount of all the notes evidencing the Loan (or components of such notes) immediately following such Bifurcation shall be equal to the outstanding principal amount of the Loan immediately prior to such Bifurcation, (ii) the weighted average of the interest rate with respect to the aggregate outstanding principal balance of all loans immediately after such Bifurcation shall not exceed the weighted average of the interest rate with respect the aggregate outstanding principal balance of the Loan set forth in the Note delivered hereunder (as such interest rates are subject to adjustment from time to time in accordance with this Agreement) and (iii) the principal payments payable following such Bifurcation shall not exceed those that are payable under the terms set forth in this Agreement prior to such Bifurcation. If requested by the Lender, the Borrower shall executed within ten (10) days after such request, a severance agreement or amendments to this Agreement and the other Loan Documents as reasonably requested by Lender to evidence and/or to effectuate such Bifurcation.

[The remainder of this page is intentionally left blank

          Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

BORROWER:

XLNT VETERINARY CARE, INC., a Delaware corporation

By:

Name:

Title:

ADLER VETERINARY GROUP, INC., a California corporation

By:

Name:

Title:

ANIMAL CLINIC OF YUCCA VALLEY, INC., a California corporation

By:

Name:

Title:

ANIMAL EMERGENCY CLINIC OF THE DESERT, INC., a California corporation

By:

Name:

Title:

ANIMAL MEDICAL HOSPITAL, INC., a California corporation

By:

Name:

Title:

BONITA PET HOSPITAL, INC., a California corporation

By:

Name:

Title:

BRENTWOOD PET CLINIC, INC., a California corporation

By:

Name:

Title:

ELDORADO ANIMAL HOSPITAL, INC., a California corporation

By:

Name:

Title:

JERAULD L. WOODRING, INC., a California corporation

By:

Name:

Title:

LAWRENCE PET HOSPITAL, INC., a California corporation

By:

Name:

Title:

MCCONNELL & FENTON CORPORATION, a California corporation

By:

Name:

Title:

RAINBOW HAWK, INC., a California corporation

By:

Name:

Title:

SOUTH BAY VETERINARY SPECIALISTS, INC., a California corporation

By:

Name:

Title:

SAN CARLOS VETERINARY HOSPITAL, INC., a California corporation

By:

Name:

Title:

SOUTH COUNTY EMERGENCY ANIMAL CLINIC, INC., a California corporation

By:

Name:

Title:

STANFORD PET CLINIC, INC., a California corporation

By:

Name:

Title:

TARVIN & LENEHAN, INC., a California corporation

By:

Name:

Title:

VETS & PETS, INCORPORATED, a California corporation

By:

Name:

Title:

YUBA-SUTTER VETERINARY HOSPITAL, INC., a California corporation

By:

Name:

Title:

CALIFORNIA ANIMAL HOSPITAL VETERINARY SPECIALTY GROUP, INC., a California corporation

By:

Name:

Title:

VETSURG, INC., a California corporation

By:

Name:

Title:

LENDER:

FIFTH STREET MEZZANINE PARTNERS II, L.P., a Delaware limited partnership

By:	Fifth Street Mezzanine Partners II GP, LLC, a Delaware limited liability company, its general partner

By:

Name: Bernard D. Berman
Title: Executive Vice President and Secretary

ANNEX A

to

CREDIT AGREEMENT

DEFINITIONS

          Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

          “Account Debtor” means any Person who may become obligated to Borrower under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

          “Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by Borrower; (b) changes in accounting principles recommended by Borrower’s certified public accountants and implemented by Borrower; and (c) changes in carrying value of Borrower’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17 and EITF 88 16 and FASB 109) to the Related Transactions or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma.

          “Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by Borrower, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of Borrower’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of Borrower’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to Borrower for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower), and (e) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

          “Accrued Interest” has the meaning specified in Section 1.2(a).

          “ADA” means is defined in Section 5.19.

          “Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Lender.

          “Agreement” means this Credit Agreement (including all schedules, subschedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time.

          “Applicable Percentage” has the meaning ascribed to it in Section 1.3(c).

          “Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or any other applicable bankruptcy, insolvency or similar laws.

          “Borrower” has the meaning ascribed to it in the Preamble.

          “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

          “Capital Expenditures” means all expenditures for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one (1) year and which are required to be capitalized under GAAP, including the total principal portion of Capital Lease Obligations.

          “Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

          “Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

          “Change of Control” means any event, transaction or occurrence resulting in (a) the Sponsor, either directly or indirectly, ceasing to own and control all of the voting rights associated with greater than fifty percent (50%) of all classes of the outstanding voting stock of Borrower; (b) the effectiveness of a public offering of Stock or debt securities of Borrower, (c) those Persons that currently have the power to direct or cause the direction of management and policies of the business and affairs of the Borrower no longer have such power, or (d) the sale, transfer or other disposition of all or substantially all of the assets of Borrower.

          “Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrower, (d) Borrower’s ownership or use of any properties or other assets, or (e) any other aspect of Borrower’s business.

          “Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by Borrower, wherever located.

          “Closing Date” means March 29, 2007.

          “Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

          “Collateral” means the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Lender to secure the Obligations or any portion thereof.

          “Collateral Documents” means the Security Agreement, any Guaranties (together with any collateral therefor) and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof.

          “Compliance Certificate” has the meaning ascribed to it in Section 4.1(l).

          “Concentration Account” means Account No. 2501021 maintained with Heritage Bank of Commerce.

          “Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person: (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, (iv) under any agreement, contract or transaction involving commodity options or future contracts, (v) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, (vi) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another or (vii) earnouts and similar payment obligations while they are contingent. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

          “Contractual Obligations” means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, including without limitation, the Related Transactions Documents.

          “Copyright License” means any and all rights nor owned or hereafter acquired by Borrower under any written agreement granting any right to use any Copyright or Copyright registration.

          “Copyrights” means all of the following now owned or hereafter adopted or acquired by Borrower: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

          “Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

          “Disclosure Schedules” means the Schedules prepared by Borrower and denominated as Schedules in the Index of Appendices to the Agreement.

          “Dollars” or “$” means lawful currency of the United States of America.

          “EBITDA” means consolidated net income for an accounting period before provision for payment of Interest Expense and Federal, state, local and foreign income taxes, plus depreciation and amortization to the extent deducted from such net income during such accounting period, plus to the extent deducted in the computation of such net income, one-time non-recurring costs and expenses related to the SPAC Merger and any New Acquisitions paid on or before March 31, 2008, not to exceed $5,000,000.00 in the aggregate.

          “Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the

Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

          “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

          “Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

          “Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located and, in any event, including all Borrower’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

          “ERISA Affiliate” means, with respect to Borrower, any trade or business (whether or not incorporated) that, together with Borrower, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

          “ERISA Event” means, with respect to Borrower or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of Borrower or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of Borrower or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by Borrower or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

          “ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

          “Event of Default” has the meaning ascribed to it in Section 6.1.

          “Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

          “Fees” means any and all fees payable to Lender pursuant to the Agreement or any of the other Loan Documents.

          “Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower and its Subsidiaries delivered in accordance with Section 4.1.

          “Fiscal Quarter” means any of the three (3) month periods ending on March 31, June 30, September 30 and December 31 of each year.

          “Fiscal Year” means any of the annual period ending on December 31 of each year.

          “Fixed Charge Coverage Ratio” with respect to any period, the ratio of (i) EBITDA minus the non-financed portion of Capital Expenditures, plus all management, sponsor, consulting and similar fees paid in cash during such period to (ii) Fixed Charges, all as determined for such Person for such period in accordance with GAAP.

          “Fixed Charges” means for any fiscal period, the consolidated aggregate of all (i) cash Interest Expense included in the determination of such Person’s net earnings (or loss) for such period, plus (ii) required payments of principal with respect to such Person’s indebtedness for such period (including the principal portion of scheduled payments of Capital Lease Obligations) paid or due within such period, plus (iii) Federal income and franchise taxes paid by such Person during such period, plus (iv) distributions and dividends paid by such Person during such period, plus (v) all management, sponsor, consulting and similar fees paid in cash by such Person during such period.

          “Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by Borrower.

          “Free Cash Flow” means, with respect to any Person for the period of determination, an amount equal to (i) net income for such period, plus (ii) non-cash charges (including depreciation and amortization) included in the calculation of such Person’s net income for such period, plus (iii) federal income and franchise taxes as shown on such Person’s financial statements for such period, minus (iv) the sum of (a) the non-financed portion of Capital Expenditures, (b) without duplication of the foregoing subpart (a), the principal portion of scheduled payments of indebtedness and Capital Lease Obligations paid or due within such period, (c) without duplication of the foregoing subparts (a) and (b), payments required to be made by Borrower under the Permitted Mezzanine Debt, (d) distributions and dividends paid during such period, and (e) federal income and franchise taxes paid during such period, all as determined for such Person in accordance with GAAP.

          “GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

          “General Intangibles” means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by Borrower, including all right, title and interest that Borrower may now or hereafter have in or under any Contractual Obligation, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of Borrower or any computer bureau or service company from time to time acting for Borrower.

          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          “Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

          “Guaranties” or “Guaranty” means, collectively, any guaranty (together with any related security agreements or other documents executed in connection therewith) executed by any Guarantor in favor of Lender in respect of the Obligations, as the same may be amended, restated, supplemented, replaced, or otherwise modified from time to time.

          “Guarantors” means any Person that executes a guaranty or other similar agreement in favor of Lender in connection with the transactions contemplated by the Agreement and the other Loan Documents.

          “Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

          “Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment, but excluding accounts payable incurred in the ordinary course of business that are unsecured and on usual terms, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the rate of 10%) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) “earnouts” and similar payment obligations that have been earned in full as of such date and are not contingent.

          “Indemnitees” has the meaning ascribed to it in Section 8.1.

          “Initial Payment Date” is defined in Section 1.2(a).

          “Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

          “Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

          “Interest Expense” means, for any period, all amounts accrued by Borrower, whether as interest, late charges, service fees or other charge for money borrowed on account of or in connection with Borrower’s Indebtedness or with respect to which Borrower or any of its respective properties are liable by assumption, operation of law or otherwise, including, without limitation, any Capital Leases.

          “Inventory” means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in Borrower’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

          “Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any Stock, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.

          “Investment Property” means all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located, including: (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of Borrower, including the rights of Borrower to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of Borrower; (iv) all commodity contracts of Borrower; and (v) all commodity accounts held by Borrower.

          “IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

          “IRS” means the Internal Revenue Service.

          “Lender” has the meaning ascribed to it in the Preamble.

          “Leverage Ratio” with respect to the period of determination, the ratio of (i) Indebtedness of a Person and its Subsidiaries at the end of such period to (ii) EBITDA of a Person and its Subsidiaries at the end of such period, all as determined for such Person and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

          “License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Borrower.

          “Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

          “Litigation” has the meaning ascribed to it in Section 4.1(g).

          “Loan Account” has the meaning ascribed to it in Section 1.8

          “Loan Documents” means the Agreement, the Note, the Collateral Documents, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower, or any employee of Borrower, and delivered to Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements, replacements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

          “Loan” has the meaning ascribed to it in Section 1.1(a)

          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrower taken as a whole enterprise, (b) Borrower’s ability to pay the Loan or any of the other Obligations in accordance with the terms of the Agreement and the other Loan Documents, (c) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens, or (d) Lender’s rights and remedies under the Agreement and the other Loan Documents.

          “Material Contracts” means any contract or License the termination of which could reasonably be expected to have a Material Adverse Effect.

          “Maturity Date” means March 8, 2010 as may be extended pursuant to Section 1.5.

          “Maximum Lawful Rate” has the meaning ascribed to it in Section 1.2(d).

          “Mortgage Debt” means Indebtedness in an amount not to exceed $3,000,000 secured solely by Real Estate.

          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which Borrower or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

          “Note” has the meaning ascribed to it in Section 1.1(d).

          “Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), owing by Borrower to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, including, without limitation, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against Borrower in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to Borrower under the Agreement or any of the other Loan Documents.

          “Other Default Rate” is defined in Section 1.2(c).

          “New Acquisition” is defined in Section 3.21.

          “Patent License” means rights under any written agreement now owned or hereafter acquired by Borrower granting any right with respect to any invention on which a Patent is in existence.

          “Patents” means all of the following in which Borrower now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and

Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.

          “Payment Date” is defined in Section 1.2(a).

          “Payment Default” is defined in Section 1.2(c).

          “Payment Default Rate” is defined in Section 1.2(c).

          “PBGC” means the Pension Benefit Guaranty Corporation.

          “Pension Plan” means a Plan described in Section 3(2) of ERISA.

          “Perfection Certificate” means individually and collectively the Perfection Certificate issued by each Borrower in connection with the Security Agreement.

          “Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other Charges of any Governmental Authority not yet due and payable or which are being contested in good faith by appropriate proceedings and with adequate reserves; (b) Liens incurred or deposits made securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation or securing the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness) and other similar obligations (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $50,000 at any time, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which Borrower is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 6.1; (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Lender; (j) Liens existing on the date hereof and renewal, and extensions (without increase in underlying Indebtedness) thereof which Liens are set forth on Schedule 3.2; and (k) Liens to secure the Seller Debt, subject to the terms hereof.

          “Permitted Mezzanine Debt” means Borrower’s indebtedness in the aggregate amount not to exceed $3,500,000 to Huntington Capital, LP and St. Cloud Capital Partners, LP.

          “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

          “Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by Borrower.

          “Pro Forma” means the unaudited consolidated balance sheets of Borrower and its Subsidiaries prepared in accordance with GAAP as of the Closing Date after giving effect to the Related Transactions.

          “Projections” means Borrower’s forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

          “Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

          “Real Estate” has the meaning ascribed to it in Section 5.12

          “Related Transactions” means the borrowing of the Loan, the payment of all Fees, costs and expenses associated with all of the foregoing in each case as contemplated herein and the execution and delivery of all of the Related Transactions Documents.

          “Related Transactions Documents” means the Loan Documents and all other agreements or instruments executed in connection with the Related Transactions.

          “Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

          “Restricted Payment” means, with respect to Borrower (a) the declaration or payment of any cash dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of Borrower’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly, other than any such payment made to redeem securities of the Borrower held by a terminated employee; (c) any payment or prepayment of principal or premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Loan (except in accordance with the terms hereof) or any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of Borrower now or hereafter outstanding, other than any such payment made to redeem securities of the Borrower held by a terminated employee; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of Borrower’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of Borrower other than payment of compensation approved by Lender to Stockholders who are employees of Borrower and other senior management of Borrower or severance payments approved by Lender upon the termination thereof; (g) any prepayment of principal with respect to any Indebtedness of Borrower not otherwise permitted by this Agreement; and (h) any payment of management fees (or other fees of a similar nature), or out-of-pocket expenses in connection therewith by Borrower to any Stockholder of Borrower or its Affiliates.

          “Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

          “Securitization Transaction” shall mean any financing transaction undertaken by Lender or an Affiliate of Lender that is secured, directly or indirectly, by the Note or any portion thereof or any interest therein, including any sale, whole loan sale, commercial paper warehouse transaction, asset securitization, secured loan or other transfer.

          “Security Agreement” means the Security Agreement of even date herewith entered into by and among Lender and Borrower, as the same may be amended, restated, supplemented, replaced, or otherwise modified from time to time.

          “Seller Debt” means the financing provided to Borrower by sellers pursuant to prior acquisitions which has been approved by Lender and in the amounts shown on Schedule 3.1 hereto and any financing provided by sellers in connection with any New Acquisition, subject to the restrictions set forth in Section 3.21.

          “Servicing Fee” is defined in Section 1.3(b).

          “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital; and (e) if such Person is not “insolvent” as defined in the Code. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

          “SPAC Merger” is defined in Section 3.6.

          “Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation,

partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

          “Stockholder” means, with respect to any Person, each holder of Stock of such Person.

          “Subordinated Debt” means any Indebtedness of Borrower subordinated to the Obligations in a manner and form satisfactory to Lender in its sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

          “Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.

          “Tangible Net Worth” means, as of any date, the amount by which a Person’s total assets exceeds its total liabilities, less any intangible assets (as defined by GAAP), less deferred charges.

          “Taxes” means any present or future income, excise, stamp or franchise taxes and other taxes, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any lender’s net income or receipts.

          “Termination Date” means the date on which (a) the Loan has been indefeasibly repaid in full, (b) all other Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted in accordance with the terms of this Agreement) under the Agreement and the other Loan Documents have been completely discharged; and (c) Borrower shall not have any further right to borrow any monies under the Agreement.

          “Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

          “Trademark License” means rights under any written agreement now owned or hereafter acquired by Borrower granting any right to use any Trademark.

          “Trademarks” means all of the following now owned or hereafter adopted or acquired by Borrower: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

          “Welfare Plan” means a Plan described in Section 3(1) of ERISA.

          Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth or referred to in this Annex A. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

          Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of Borrower, such words are intended to signify that Borrower has actual knowledge or awareness of a particular fact or circumstance or that Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

EXHIBIT 4.1

COMPLIANCE CERTIFICATE

TO:	FIFTH STREET MEZZANINE PARTNERS II, L.P., as Lender under the Agreement (the “Lender”)

FROM:	[________________________________] (the “Borrower”)

The undersigned authorized officer of Borrower hereby certifies that in accordance with the terms and conditions of the Credit Agreement among, Borrower and Lender (the “Agreement”), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants, including without limitation Section 4.3, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date. Attached herewith are the required documents supporting the above certification, including without limitation, a completed Microsoft Excel spreadsheet used to calculate each of the financial covenants contained in Exhibit 4.3 in the form provided to Borrower by Lender. The Officers further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Comments Regarding Exceptions: See Attached.	LENDER USE ONLY

Received by:

Sincerely,	AUTHORIZED SIGNER

Date:

Verified:

SIGNATURE	AUTHORIZED SIGNER

Date:

TITLE
	Compliance Status	Yes	No

DATE

EXHIBIT 4.3

FINANCIAL COVENANTS AND RATIOS

          Borrower shall continuously maintain the following:

          1. Free Cash Flow. Borrower shall have Free Cash Flow to be tested as of the end of each Fiscal Quarter on a trailing twelve month basis of greater than $500,000.00.

          2. Fixed Charge Coverage Ratio. Borrower shall have a Fixed Charge Coverage Ratio to be tested as of the end of each Fiscal Quarter on a trailing twelve month basis, of not less than 1.2 to 1.0.

          3. Leverage Ratio. Borrower shall have a Leverage Ratio to be tested as of the end of each Fiscal Quarter on a trailing twelve month basis of not greater than:

          (a) 8.0 to 1.0, for the Fiscal Quarters ending December 31, 2007 and March 31, 2008;

          (b) 5.0 to 1.0 (or, in the event that the SPAC Merger was consummated by June 30, 2008 but was not consummated prior to February 15, 2008, 8.0 to 1.0), for the Fiscal Quarter ending June 30, 2008;

          (b) 5.0 to 1.0, for the Fiscal Quarter ending September 30, 2008 and for each Fiscal Quarter thereafter.

EXHIBIT 7.1

CLOSING AGENDA

[See Attached.]

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CREDIT AGREEMENT

DATED AS OF MARCH 29, 2007

by and between

XLNT VETERINARY CARE, INC.

and

ADLER VETERINARY GROUP, INC., ANIMAL CLINIC OF YUCCA VALLEY, INC., ANIMAL EMERGENCY CLINIC OF THE DESERT, INC., ANIMAL MEDICAL HOSPITAL, INC., BONITA PET HOSPITAL, INC., BRENTWOOD PET CLINIC, INC., ELDORADO ANIMAL HOSPITAL, INC., JERAULD L. WOODRING, INC., LAWRENCE PET HOSPITAL, INC., MCCONNELL & FENTON CORPORATION, RAINBOW HAWK, INC., SAN CARLOS VETERINARY HOSPITAL, INC., SOUTH BAY VETERINARY SPECIALISTS, INC., SOUTH COUNTY EMERGENCY ANIMAL CLINIC, INC., STANFORD PET CLINIC, INC., TARVIN & LENEHAN, INC., VETS & PETS, INCORPORATED, YUBA-SUTTER VETERINARY HOSPITAL, INC., CALIFORNIA ANIMAL HOSPITAL VETERINARY SPECIALTY GROUP, INC., AND VETSURG, INC.

collectively, Borrower

and

FIFTH STREET MEZZANINE PARTNERS II, L.P.
as Lender

INDEX OF APPENDICES

Annexes

Annex A	-	Definitions

Exhibits

Exhibit 4.1	-	Compliance Certificate
Exhibit 4.3	-	Financial Covenants and Ratios
Exhibit 7.1	-	Closing Agenda

Schedules

Schedule 3.1	-	Indebtedness
Schedule 3.2	-	Liens
Schedule 3.4	-	Contingent Obligations
Schedule 3.8	-	Affiliate Transactions
Schedule 5.4(b)	-	Capitalization
Schedule 5.5	-	Financial Statements
Schedule 5.6	-	Intellectual Property
Schedule 5.7	-	Investigations and Audits
Schedule 5.10	-	Litigation
Schedule 5.11		Use of Proceeds
Schedule 5.12	-	Real Estate
Schedule 5.13	-	Environmental Matters
Schedule 5.14	-	ERISA
Schedule 5.16	-	Deposit and Disbursement Accounts
Schedule 5.17	-	Agreements and Other Documents
Schedule 5.18	-	Insurance
Schedule 5.19	-	ADA Compliance

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